EXHIBIT 99.1

HSN, Inc. Appoints Fiona Dias to Board of Directors

ST. PETERSBURG, Fla., July 07, 2016 (GLOBE NEWSWIRE) -- Interactive multichannel retailer HSN, Inc. (NASDAQ:HSNI) announced today that Fiona Dias has been appointed to its Board of Directors. Ms. Dias’ appointment brings the number of HSNi Board members to ten.

Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held this position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's assessment of the Company's multi-platform strategies.  Her position as a director of other public companies, including membership on the nominating and governance and the compensation committees of Realogy Holdings, and membership on the finance and compensation committees of Advance Auto Parts, also enables her to share with the Board her valuable experience in these areas.

“Fiona is an excellent addition to our Board,” said Arthur Martinez, Chairman of the Board. “Today, the experience of shopping is as important as the products sold. We truly believe that the companies that know how to create experiences and harness technology while leveraging deep insights and analytics about what customers want will succeed in this new era of retail. Given these important market forces, Fiona’s extensive depth of retail, digital and marketing experience make her a strong strategic asset to HSNi.”

“I am thrilled that Fiona is joining our Board given her unique skills and experience. With her addition, the percentage of women on our Board will now be 50%,” stated Mindy Grossman, Chief Executive Officer of HSN, Inc. “Having a diverse group of leaders around the table is unequivocally linked to long-term business success. We look forward to working closely with Fiona as we further capitalize on our unique position in retail commerce.”

Ms. Dias currently serves on the board of directors of Advance Auto Parts, Inc., a specialty retailer, since September 2009 and Realogy Holdings Corp, a real estate brokerage company, since June 2013.  Ms. Dias previously served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.

About HSN, Inc.
HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 94 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 331 million catalogs annually, operates seven separate digital sales sites and operates 14 retail and outlet stores.

Contacts:
Felise Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Brad Bohnert (Media)
727-872-7515
brad.bohnert@hsn.net